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                                  EXHIBIT 99.2

SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  04/30/01      05/31/01     06/30/01      07/31/01     08/31/01      09/30/01
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                   0-5%         (0-5)%        (8)%        (5-10)%      (10-12)%        (8)%
Electrical Products                 0-5%         (0-5)%        (8)%        (5-10)%      (10-12)%        (9)%
Tools & Hardware                   (5-10)%       (0-5)%        (7)%        (5-10)%       (6-8)%         (6)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001.

COOPER INDUSTRIES
Sales for the three months ended September 30, 2001, declined 8%, compared with last year.

     o    Currency translation continues to have a modest negative impact.

ELECTRICAL PRODUCTS
Sales for the three months ended September 30, 2001, declined 9%, compared with last year.

     o Demand for hazardous duty electrical construction materials showed continued improvement as increased capital spending in the energy and petrochemical sectors spurred project activity.

     o Continued softness in domestic industrial and commercial markets led to lower demand for lighting fixtures and wiring devices.

     o Sales of electrical and electronic fuses, other circuit protection products and enclosures were considerably weakened by lower end-user demand.

     o Continued uncertainty in the power delivery marketplace has hampered utilities' investments in distribution system products. Demand for distribution transformers and power management products remains weak.

     o Reduced European economic activity has continued to weaken UK and European demand for lighting fixtures and security products.

     o    Competitive pressures continue to impact pricing in many markets.

     o    Currency translation effects, though negative, have moderated.

TOOLS AND HARDWARE
Sales for the three months ended September 30, 2001, declined 6%, compared with last year.

     o Assembly equipment shipments, particularly from European operations, continue at good levels.

     o Slowing industrial and electronic assembly activity in North America has led to reduced demand for hand tools which has more than offset improved demand for new power tools.

     o    Currency translation effects have been modestly negative.

Note: Includes impacts of acquisitions and divestitures.